EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-1 MEF) filed pursuant to rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated December 21, 2021, relating to the consolidated financial statements of Know Labs, Inc., incorporated by reference in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-266423) and related Prospectus of Know Labs, Inc. for the registration of its common stock.

/s/ BPM LLP
BPM LLP
Walnut Creek, California
September 15, 2022